EXHIBIT 99.1
EXPLANATION OF RESPONSES
1.
The Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock automatically converted into common stock upon the closing of the Issuer's initial public offering for no additional consideration, on a 1-for-1 basis, and had no expiration date.

2.
The warrants to acquire common stock automatically net exercised into shares of the Issuer's common stock immediately prior to consummation of the IPO. The warrant had an exercise price of $0.01 per share. Insight Partners (Cayman) XII, L.P. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 127 of the warrant shares to pay the exercise price and issuing to Insight Partners (Cayman) XII, L.P. the remaining 328,283 shares. Insight Partners (Delaware) XII, L.P. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 8 of the warrant shares to pay the exercise price and issuing to Insight Partners (Delaware) XII, L.P. the remaining 19,212 shares. Insight Partners (EU) XII, S.C.Sp. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 20 of the warrant shares to pay the exercise price and issuing to Insight Partners (EU) XII, S.C.Sp. the remaining 51,225 shares.

3.
The warrants to acquire common stock automatically net exercised into shares of the Issuer's common stock immediately prior to consummation of the IPO. The warrant had an exercise price of $11.1747 per share. Insight Partners (Cayman) XII, L.P. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 5,344 of the warrant shares to pay the exercise price and issuing to Insight Partners (Cayman) XII, L.P. the remaining 7,089 shares. Insight Partners (Delaware) XII, L.P. paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 307 of the warrant shares to pay the exercise price and issuing to Insight Partners (Delaware) XII, L.P. the remaining 406 shares. Insight Partners (EU) XII, S.C.Sp. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 878 of the warrant shares to pay the exercise price and issuing to Insight Partners (EU) XII, S.C.Sp. the remaining 1,163 shares.

4.	Held directly by Insight Partners (Cayman) XII, L.P.
5.	Held directly by Insight Partners (Delaware) XII, L.P.
6.	Held directly by Insight Partners (EU) XII, S.C.Sp.